Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On October 31, 2016, Synthesis Energy Systems, Inc. (“SES” or the “Company”) received final government approval of the plan to restructure and transfer a significant portion of the interest in Synthesis Energy Systems (Zao Zhuang) New Gas Company Ltd. (“ZZ Joint Venture”) to Shandong Hai Hua Xuecheng Energy Co., Ltd. (“Xuecheng Energy”).

The Company and Xuecheng Energy originally entered into a Definitive Agreement in August 2016 to restructure the ZZ Joint Venture. The partners intend to evaluate a new ZZ syngas facility in the Zouwu Industrial Park in Shandong Province.

SES will retain an approximate nine percent ownership in the ZZ Joint Venture asset, and Xuecheng Energy has agreed to assume all outstanding liabilities of the ZZ Joint Venture, including payables related to the Cooperation Agreement with Xuecheng Energy signed in 2013.

During the second quarter of fiscal 2017, the Company will deconsolidate the ZZ Joint Venture and will account for the Company’s investment under the cost method (the “Deconsolidation”).

The unaudited pro forma financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In addition, the unaudited pro forma financial information is based upon information and assumptions that the Company believes to be reasonable and created for the sole purpose of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the Securities and Exchange Commission (“SEC”). The unaudited pro forma balance sheet gives effect to the Deconsolidation as if it had occurred on June 30, 2016. The unaudited pro forma statements of operations for the years ended June 30, 2016 and 2015 gives effect to the Deconsolidation as if it had occurred on July 1, 2015 and 2014, respectively.

The unaudited pro forma financial information is based on various assumptions. The actual results reported by the Company in periods following the Deconsolidation may differ significantly from that reflected in this unaudited pro forma financial information. As a result, the unaudited pro forma financial information does not purport to project the future financial conditions or results of operations of SES. The pro forma assumptions and adjustments are described in the accompanying schedules. Pro Forma adjustments are those that are directly attributable to the transaction and are factually supportable and with respect to the unaudited pro forma Statement of Operations, are expected to have a continuing impact on the consolidated results.

The unaudited pro forma financial information should be read in conjunction with SES’ audited consolidated financial statements and accompanying notes for the fiscal year ended June 30, 2016, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in SES’ Annual Report on Form 10-K for the fiscal year ended June 30, 2016, which was filed with the SEC on September 29, 2016.

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SYNTHESIS ENERGY SYSTEMS, INC.

Unaudited Pro Forma Consolidated Balance Sheets

(In thousands, except per share amounts)

As of June 30, 2016	Histroical SES	Pro Forma Adjustments (1)	Pro Forma SES

ASSETS
Current assets:
Cash and cash equivalents	$13,819	$(12)	$13,807
Certificate of deposit- restricted	2,262	(2,262)	-
Accounts receivable- related party, net	27	-	27
Prepaid expenses and other currents assets	1,157	(329)	828
Inventory	122	(79)	43
Total current assets	17,387	(2,682)	14,705
Property, plant and equipment, net	9,002	(8,948)	54
Intangible asset, net	898	-	898
Investment in joint ventures	26,201	- (3)	26,201
Other long-term assets	1,693	(1,032)	661
Total assets	$55,181	$(12,662)	$42,519

LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses and accounts payable	$3,353	$(1,698)	$1,655
Accrued expenses and accounts payable- related party	4,853	(4,853)	-
Line of credit	3,770	(3,770)	-
Short-term bank loan	3,016	(3,016)	-
Total current liabilities	14,992	(13,337)	1,655

Shareholders’ Equity:
Common stock, $0.01 par value - 200,000 shares authorized – 86,984 issued and outstanding	870	-	870
Additional paid-in capital	261,225	-	261,225
Accumulated deficit	(226,938)	2,766 (4)	(224,172)
Accumulated other comprehensive income	6,586	(2,759)	3,827
Total stockholder’s equity attributable to SES	41,743	7	41,750
Noncontrolling interests in subsidiaries	(1,554)	668	(886)
Total stockholders’ equity	40,189	675	40,864
Total liabilities and stockholders’ equity	$55,181	$(12,662)	$42,519

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SYNTHESIS ENERGY SYSTEMS, INC.

Unaudited Pro Forma Consolidated Statements of Operations

(In thousands, except per share amounts)

Year Ended June 30, 2016
	Historical SES	Pro Forma Adjustments (1)	Pro Forma SES
Revenue:
Product sales and other — related parties	$4,753	$(4,753)	$-
Technology licensing and related services	300	-	300
Related party consulting services	938	(588)	350
Total revenue	5,991	(5,341)	650

Costs and Expenses:
Costs of sales and plant operating expenses	7,213	(7,156)	57
General and administrative expenses	8,514	(547)	7,967
Stock-based expense	3,317	-	3,317
Depreciation and amortization	869	(652)	217
Impairments	8,613	-	8,613
Total costs and expenses	28,526	(8,355)	20,171
Operating loss	(22,535)	3,014	(19,521)
Non-operating income (expense):
Equity in losses of joint venture	(244)	-	(244)
Foreign currency gains (losses), net	(430)	177	(253)
Interest income	60	(31)	29
Interest expense	(439)	439	-
Net loss	(23,588)	3,599	(19,989)
Less: net income (loss) attributable to non-controlling interests	(516)	22	(494)
Net loss attributable to SES stockholders	$(23,072)	$3,577	$(19,495)
Net loss per share:
Basic and diluted (2)	$(0.27)		$(0.22)
Weighted average common shares outstanding:
Basic and diluted (2)	86,776		86,776

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SYNTHESIS ENERGY SYSTEMS, INC.

Pro Forma Consolidated Statements of Operations

(In thousands, except per share amounts)

Year Ended June 30, 2015
	Historical SES	Pro Forma Adjustments (1)	Pro Forma SES
Revenue:
Product sales and other — related parties	$15,145	$(15,145)	$-
Related party consulting services	372	(203)	169
Total revenue	15,517	(15,348)	169

Costs and Expenses:
Costs of sales and plant operating expenses	19,713	(19,713)	-
General and administrative expenses	8,974	(627)	8,347
Stock-based expense	2,586	-	2,586
Depreciation and amortization	1,603	(1,368)	235
Impairments	20,914	(20,914)	-
Total costs and expenses	53,790	(42,622)	11,168
Operating loss	(38,273)	27,274	(10,999)
Non-operating income (expense):
Foreign currency gains (losses), net	39	(12)	27
Interest income	70	(43)	27
Interest expense	(372)	372	-
Net loss	(38,536)	27,591	(10,945)
Less: net income (loss) attributable to non-controlling interests	(654)	654	-
Net loss attributable to SES stockholders	$(37,882)	$26,937	$(10,945)
Net loss per share:
Basic and diluted (2)	$(0.50)		$(0.14)
Weighted average common shares outstanding:
Basic and diluted (2)	75,699		75,699

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Notes to pro forma financial statements

(1)	Amounts relate directly to the operations of ZZ Joint Venture.

(2)	The number of basic and diluted shares outstanding did not change as a result of the Deconsolidation.

(3)	Upon deconsolidation, SES anticipates recording the investment under the cost method of accounting and expects the initial carrying value to be zero.

(4)	Represents the estimated gain on the deconsolidation of the ZZ Joint Venture if it were to have occurred as of June 30, 2016 based upon the following calculation:

Reduction of ZZ Joint Venture equity	$3,960
Less: write off of SES intercompany receivables with the ZZ Joint Venture	(1,194)
Pro forma accumulated defecit	$2,766

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